Exhibit 10.33

AMENDMENT

TO

UNSECURED CONVERTIBLE PROMISSORY NOTE

This AMENDMENT TO UNSECURED CONVERTIBLE PROMISSORY NOTE (this “Amendment”) is made of December 5, 2023. This Amendment amends that certain 7.5% PIK Unsecured Convertible Promissory Note dated January 24, 2023 in the initial principal amount of up to $20,000,000.00 (the “Note”) issued by Triller Hold Co LLC, a Delaware limited liability company (the “Company”), to Capital Truth Holdings, Ltd. (“Holder”). Capitalized terms used but not defined in this Amendment shall have the meanings ascribed to them in the Note.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Holder and the Company hereby amend the Note as follows:

1. Principal Amount of Note. The maximum principal amount of the Note is hereby increased to $30,000,000.00. The outstanding principal balance under the Note at any given time shall be an amount equal to the sum of the Holder’s actual cash investments into the Company as reflected in the Company’s books and records, less the sum of any repayments of principal made as of such time.

2. Maturity Date. The definition of “Maturity Date” in the preamble paragraph of the Note is hereby amended to mean April 30, 2024.

3. Miscellaneous. The Note, as modified by this Amendment, remains in full force and effect and is hereby ratified in all respects. There are no other amendments or modifications to the Note except those expressly set forth in this Amendment.

IN WITNESS WHEREOF, Holder and the Company have executed this Amendment as of the day and year first above written.

COMPANY

TRILLER HOLD CO LLC

/s/ Bobby Sarnevesht
By Bobby Sarnevesht
Its Chief Executive Officer

HOLDER

CAPITAL TRUTH HOLDINGS LTD.

/s/ Joshua Cilano
By Joshua Cilano
Its Founder